As filed with the Securities and Exchange Commission on March 26, 2010
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BioScrip, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	05-0489664
(State or Other Jurisdiction	(I.R.S. Employer Identification No.)
of Incorporation or Organization)

100 Clearbrook Road
Elmsford, NY	10523
(Address of Principal Executive Offices)	(Zip Code)

BioScrip/CHS 2006 Equity Incentive Plan
(Full Title of the Plan)

Barry A. Posner
General Counsel
BioScrip, Inc.
100 Clearbrook Road
Elmsford, NY 10523
(Name and address of agent for service)
(914) 460-1600
(Telephone number, including area code, of agent for service)

Copies to:
E. William Bates, II
King & Spalding LLP
1185 Avenue of the Americas
New York, New York 10036-4003
(212) 556-2100
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

Proposed
		Proposed	Maximum
Title of Securities	Amount to be	Maximum Offering	Aggregate Offering	Amount of
to be Registered	Registered(1)	Price Per Share(2)	Price(2)	Registration Fee(2)
Common stock, par value $0.0001 per share	3,106,315	$6.55	$23,143,641.27	$1650.14

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of common stock issuable with respect to the shares being registered hereunder by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	The proposed maximum aggregate offering price of the registrant’s common stock was calculated based upon (i) the aggregate exercise price for outstanding options to purchase 716,086 shares of common stock being registered in accordance with Rule 457(h)(1) under the Securities Act; and (ii) the market value for remaining shares of the common stock in accordance with Rule 457(c) under the Securities Act as follows: the product of (A) $8.265, the average of the high and low prices per share of the common stock on the Nasdaq Global Market on March 22, 2010, and (B) 2,390,229.

EXPLANATORY NOTE
     On March 25, 2010, BioScrip, Inc. (the “Registrant”) completed its acquisition of Critical Homecare Solutions Holdings, Inc. (“CHS”) through the merger (the “Merger”) of CHS with and into Camelot Acquisition Corp., a wholly owned subsidiary of the Registrant (the “Merger Sub”). As a result of the Merger, the separate corporate existence of CHS ceased and Merger Sub is continuing as the surviving corporation of the Merger and a wholly owned subsidiary of the Company under the name “CHS Holdings, Inc.” The Merger was effected pursuant to an Agreement and Plan of Merger, dated as of January 24, 2010, by and among the Registrant, Merger Sub, CHS, Kohlberg Investors V, L.P., Kohlberg Partners V, L.P., Kohlberg Offshore Investors V, L.P., Kohlberg TE Investors V, L.P., KOCO Investors V, L.P., Robert Cucuel, Mary Jane Graves, Nitin Patel, Joey Ryan, Blackstone Mezzanine Partners II L.P., Blackstone Mezzanine Holdings II L.P., and S.A.C. Domestic Capital Funding, Ltd. (the “Merger Agreement”). In connection with the Merger, a portion of the existing options under BioScrip/CHS 2006 Equity Incentive Plan (the “Plan”) held by the top five executives of CHS were converted into options for Common Stock, par value $0.0001 per share, of the Registrant (“Company Common Stock”) in accordance with the terms of the Merger Agreement and otherwise remain subject to the terms of the Plan, as amended. All remaining in-the-money Options were cashed out in connection with the Merger. Out-of-the-money Options were cancelled at the effective time of the Merger. This Registration Statement on Form S-8 has been filed by the Registrant to register the shares of Company Common Stock underlying the converted options which remain subject to the terms of the Plan.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     In accordance with Rule 428 under the Securities Act and the instructional note to Part I of Form S-8, the information specified in Part I of Form S-8 has been omitted from the filing of this Registration Statement. The documents containing the information specified in Part I of Form S-8 will be sent or given to the participants in the Plan covered by this Registration Statement as specified by Rule 428(b)(1) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.
     The following documents filed with the Securities and Exchange Commission (the “SEC”) by the Registrant are hereby incorporated by reference in this Registration Statement:
(a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on March 2, 2010;

(b)	Audited Consolidated Financial Statements of CHS, and the notes thereto, as of and for the fiscal year ended December 31, 2009, filed with the SEC as Exhibit 99.1 to Current Report on Form 8-K on March 16, 2010;

(c)	Audited Consolidated Financial Statements of CHS, and the notes thereto, as of and for the fiscal year ended December 31, 2008 and 2007 filed with the SEC as pages F-2 — F-26 of the Proxy Statement on Schedule 14A on February 24, 2010;

(d)	Current Reports on Form 8-K filed with the SEC on January 27, 2010 and March 16, 2010; and

(e)	the description of the Registrant’s common stock contained in our registration statement on Form 8-A/A filed with the SEC on August 1, 1996, Form 8-A/A filed with the SEC on December 4, 2002, Form 8-A/A filed with the SEC on December 14, 2006 and Form 8-A/A filed with the SEC on March 4, 2009, including any amendment or reports filed for the purpose of updating such description.

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
ITEM 4. DESCRIPTION OF SECURITIES.
     Not required.
ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.
     Barry A. Posner, the Registrant’s Executive Vice President, Secretary and General Counsel, has passed upon certain legal matters in connection with the registration of the Company Common Stock offered hereby, including the validity of the Company Common Stock offered hereby. As of the date hereof, Mr. Posner owns an aggregate of 50,126 shares of Company Common Stock, vested options to purchase 384,471 shares of Company Common Stock and unvested options to purchase 83,541 shares of Company Common Stock. Mr. Posner participates in the Registrant’s 2008 Equity Incentive Plan.
ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
     Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.
     Section 102(b)(7) of the DGCL permits a corporation, in its certificate of incorporation, to limit or eliminate the liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption), or (d) for any transaction from which the director derived an improper personal benefit. Our Second Amended and Restated Certificate of Incorporation provides that our directors shall not be personally liable for monetary damages to the company or its stockholders for breach of fiduciary duty as a director, except for liability arising out of clauses (a) through (d) in the preceding paragraph. The Second Amended and Restated Certificate of Incorporation and our Amended and Restated By-Laws further provide that we shall indemnify our directors and officers to the fullest extent permitted by the DGCL.
     In addition, we maintain director and officer liability insurance policies. under which the directors and officers of the Company are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers, which could include liabilities under the Securities Act or the Exchange Act.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.
     Not applicable.
ITEM 8. EXHIBITS.
The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Exhibit Description
4.1	Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on March 17, 2005, SEC Accession No. 0000950123-05-003294).

4.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on May 16, 2007, SEC Accession No. 0000950123-07-007569).

4.3	Amended and Restated Rights Agreement, dated as of December 3, 2002 (the “Rights Agreement”) by and between the Company and American Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 to the Post-Effective Amendment No. 3 to the Company’s Form 8-A/A dated December 4, 2002).

4.4	First Amendment, dated as of December 13, 2006, to the Rights Agreement, by and between the Company and American Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated December 14, 2006, SEC Accession No. 0000950123-06-0155184).

4.5	Second Amendment, dated March 4, 2009, to the Rights Agreement, as amended on December 13, 2006, between the Company and American Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated March 4, 2009, SEC Accession No. 0001014739-09-000006).

4.6	Third Amendment, dated as of January 24, 2010, to the Rights Agreement by and between the Company and American Stock Transfer & Trust Company LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated January 27, 2010, SEC Accession No. 0000950123-10-005446).

5.1	Opinion of Barry A. Posner

10.1	KCHS Holdings, Inc. 2006 Equity Incentive Plan (incorporated by reference to Exhibit 10.9 to Critical Homecare Solutions Holdings Inc.’s Registration Statement on Form S-1 dated October 10, 2007, SEC Accession No. 0001193125-07-216293).

10.2	Amendment to the KCHS Holdings, Inc. 2006 Equity Incentive Plan (incorporated by reference to Exhibit 10.10 to Critical Homecare Solutions Holdings Inc.’s Registration Statement on Form S-1 dated October 10, 2007, SEC Accession No. 0001193125-07-216293).

10.3	Second Amendment to the KCHS Holdings, Inc. 2006 Equity Incentive Plan (incorporated by reference to Exhibit 10.11 to Critical Homecare Solutions Holdings Inc.’s Registration Statement on Form S-1 dated October 10, 2007, SEC Accession No. 0001193125-07-216293).

10.4	Third Amendment to Critical Homecare Solutions Holdings Inc. 2006 Equity Incentive Plan.

10.5	Fourth Amendment to Critical Homecare Solutions Holdings Inc. 2006 Equity Incentive Plan.

10.6	Form of Stock Award Agreement under the 2006 Equity Incentive Plan (incorporated by reference to Exhibit 10.12 to Critical Homecare Solutions Holdings Inc.’s Registration Statement on Form S-1 dated October 10, 2007, SEC Accession No. 0001193125-07-216293).

23.1	Consent of Ernst & Young LLP

23.2	Consent of PricewaterhouseCoopers LLP

Exhibit No.	Exhibit Description
23.3	Consent of Deloitte & Touche LLP

23.4	Consent of Barry A. Posner (included as part of Exhibit 5.1)

ITEM 9.	UNDERTAKINGS.
(a)	The Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
          provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, BioScrip, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Elmsford, State of New York, on March 22, 2010.

BIOSCRIP, INC.
By:	/s/ Barry A. Posner
	Name:	Barry A. Posner
	Title:	Executive Vice President, Secretary and General Counsel

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on March 22, 2010:

Signature	Title(s)

/s/ Richard H. Friedman	Chairman of the Board and Chief Executive

Richard H. Friedman	Officer (Principal Executive Officer)

/s/ Stanley G. Rosenbaum	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal

Stanley G. Rosenbaum	Accounting Officer)

/s/ Richard M. Smith	President and Chief Operating Officer, Director

Richard M. Smith

/s/ Charlotte W. Collins	Director

Charlotte W. Collins

/s/ Louis T. DiFazio, Ph.D.	Director

Louis T. DiFazio, Ph.D.

/s/ Myron Z. Holubiak	Director

Myron Z. Holubiak

/s/ David R. Hubers	Director

David R. Hubers

/s/ Richard L. Robbins	Director

Richard L. Robbins

/s/ Stuart A. Samuels	Director

Stuart A. Samuels

Director

Samuel P. Frieder

Gordon H. Woodward	Director

EXHIBIT INDEX

Exhibit No.	Exhibit Description
4.1	Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on March 17, 2005, SEC Accession No. 0000950123-05-003294).

4.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on May 16, 2007, SEC Accession No. 0000950123-07-007569).

4.3	Amended and Restated Rights Agreement, dated as of December 3, 2002 (the “Rights Agreement”) by and between the Company and American Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 to the Post-Effective Amendment No. 3 to the Company’s Form 8-A/A dated December 4, 2002).

4.4	First Amendment, dated as of December 13, 2006, to the Rights Agreement, by and between the Company and American Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form
8-K dated December 14, 2006, SEC Accession No. 0000950123-06-0155184).

4.5	Second Amendment, dated March 4, 2009, to the Rights Agreement, as amended on December 13, 2006, between the Company and American Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated March 4, 2009, SEC Accession No. 0001014739-09-000006).

4.6	Third Amendment, dated as of January 24, 2010, to the Rights Agreement by and between the Company and American Stock Transfer & Trust Company LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated January 27, 2010, SEC Accession No. 0000950123-10-005446).

5.1	Opinion of Barry A. Posner

10.1	KCHS Holdings, Inc. 2006 Equity Incentive Plan (incorporated by reference to Exhibit 10.9 to Critical Homecare Solutions Holdings Inc.’s Registration Statement on Form S-1 dated October 10, 2007, SEC Accession No. 0001193125-07-216293).

10.2	Amendment to the KCHS Holdings, Inc. 2006 Equity Incentive Plan (incorporated by reference to Exhibit 10.10 to Critical Homecare Solutions Holdings Inc.’s Registration Statement on Form S-1 dated October 10, 2007, SEC Accession No. 0001193125-07-216293).

10.3	Second Amendment to the KCHS Holdings, Inc. 2006 Equity Incentive Plan (incorporated by reference to Exhibit 10.11 to Critical Homecare Solutions Holdings Inc.’s Registration Statement on Form S-1 dated October 10, 2007, SEC Accession No. 0001193125-07-216293).

10.4	Third Amendment to Critical Homecare Solutions Holdings Inc. 2006 Equity Incentive Plan.

10.5	Fourth Amendment to Critical Homecare Solutions Holdings Inc. 2006 Equity Incentive Plan.

10.6	Form of Stock Award Agreement under the 2006 Equity Incentive Plan (incorporated by reference to Exhibit 10.12 to Critical Homecare Solutions Holdings Inc.’s Registration Statement on Form S-1 dated October 10, 2007, SEC Accession No. 0001193125-07-216293).

23.1	Consent of Ernst & Young LLP

23.2	Consent of PricewaterhouseCoopers LLP

23.3	Consent of Deloitte & Touche LLP

23.4	Consent of Barry A. Posner (included as part of Exhibit 5.1)